Exhibit 99.1

Misonix Contact:	Investor Relations Contact:
Richard Zaremba	Kevin McGrath / Cameron Associates, Inc.
631-694-9555	212-245-4577
invest@misonix.com	Kevin@cameronassoc.com
MISONIX REPORTS FIRST QUARTER FISCAL 2011 FINANCIAL RESULTS
FARMINGDALE, NY — November 12, 2010 — Misonix, Inc. (NASDAQ: MSON), a developer of state of the art, ultrasonic medical device technology, which worldwide is used for acute health conditions, today reported financial results for the first fiscal quarter ending September 30, 2010. Michael A. McManus, Jr., President and Chief Executive Officer, and Richard Zaremba, Senior VP and Chief Financial Officer, will host a conference call Monday, November 15, 2010 at 4:30 pm to discuss the Company’s first fiscal quarter results.
The Company also reported the following financial and operational achievements:
•	A 24% increase in revenue for the first fiscal quarter 2011 compared with the first fiscal quarter 2010
•	Medical device products revenue for the first fiscal quarter 2011 increased 34% to $2.7 million compared with the first fiscal quarter 2010
•	Gross profit as a percentage of revenues increased to 50.3% in the first fiscal quarter 2011
Revenues for the three months ended September 30, 2010 were $3.3 million, a 24% increase when compared with $2.6 million for the same period in fiscal 2010. Medical device product sales increased $689,000 or 34% to $2.7 million and laboratory and scientific product sales decreased $62,000 to $566,000 for the three months ended September 30, 2010. The increase in revenue for medical device products during the three months ended September 30, 2010 was primarily attributable to sales of the Company’s BoneScalpel™, Neuroaspirator, AutoSonix™ and SonicOne® products.
Gross profit as a percentage of sales increased to 50.3% for the three months ended September 30, 2010 from 38.4% for the three months ended September 30, 2009. Gross profit for medical device products increased to 54.7% for the three months ended September 30, 2010 from 45.4% for the three months ended September 30, 2009. Gross profit for laboratory and scientific products increased to 29.1% for the three months ended September 30, 2010 from 16% for the three months ended September 30, 2009.
The Company reported a net loss from continuing operations of $842,531 or $.12 per share for the three months ended September 30, 2010 compared with a loss of $1.2 million or $.18 per share for the same period in fiscal 2010. The Company reported a net loss attributable to Misonix, Inc. shareholders for the three months ended September 30, 2010 of $1.0 million or $.15 per share which included a loss from discontinued operations of $175,000 or $.03 per share compared to a net loss of $895,000 or $.13 per share attributable to Misonix, Inc. shareholders which included income from discontinued operations of $352,000 or $.05 per share for the three months ended September 30, 2009.

Commenting on Misonix’s financial and operating results, Michael A. McManus, Jr., President and Chief Executive Officer, said, “We are pleased by both the revenue and gross margin increases in our medical device products for this quarter. We have made significant cost reductions and we should see the full impact of those in our second fiscal quarter. We continue to maintain a strong cash balance with no borrowings.
“Our recent acquisition of the Aesculap Neuroaspirator business gives us the opportunity to grow this business using our salesforce and the Misonix brand. Margins from this business are expected to increase from direct sales and the disposables revenue stream. We are also encouraged by the revenue growth of the BoneScalpel and SonicOne and are optimistic about this trend.
“We are continuing to build out our sales distribution network having recently added strong partners in China, Russia and the Middle East. Also, we continue to look at opportunities to increase our growth from potential acquisitions and the distribution of add on products to those being sold to our present customers.”
Conference Call:
Misonix management will host a conference call and webcast on Monday, November 15, 2010 at 4:30 pm to discuss first quarter results.
Shareholders and other interested parties may participate in the conference call by dialing (800) 706-7741 (domestic) or (617) 614-3471 (international) and entering access code 84227160, a few minutes before the start of the call. A simultaneous webcast will be available via Misonix’s website at www.misonix.com. The call will be archived on the company’s website for at least 90 days.
A recording of the live-call will be available approximately 2 hours after the event through November 22, 2010. The dial-in number to listen to the recording is (888) 286-8010 or (617) 801-6888. The replay access code is 31342240.
About Misonix:
Misonix, Inc. (NASDAQ: MSON) designs, develops, manufactures and markets therapeutic ultrasonic medical devices and laboratory equipment. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.
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With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, and other factors discussed in the Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.
-Financial Tables to Follow-

MISONIX, INC. And Subsidiaries
Consolidated Balance Sheets

	September 30, 2010	June 30, 2010
Assets
Current Assets:
Cash and cash equivalents	$9,413,437	$9,900,605
Accounts receivable, less allowance for doubtful accounts of $109,178 and $123,346, respectively	1,920,689	2,335,653
Inventories, net	2,919,243	2,699,717
Prepaid expenses and other current assets	362,283	515,427
Note receivable	920,145	1,075,105

Total current assets	15,535,797	16,526,507

Property, plant and equipment, net	526,084	500,215
Goodwill	1,701,094	1,701,094
Other assets	1,464,804	1,730,339

Total assets	$19,227,779	$20,458,155

Liabilities and stockholders’ equity
Current liabilities:
Notes payable	$84,491	$177,679
Accounts payable	832,940	888,654
Accrued expenses and other current liabilities	915,704	1,000,523

Total current liabilities	1,833,135	2,066,856

Capital lease obligations	10,474	14,274
Deferred income	214,420	250,739
Deferred lease liability	1,404	—

Total liabilities	2,059,433	2,331,869

Commitments and contingencies

Stockholders’ equity:
Capital stock, $0.01 par value — shares authorized 20,000,000; 7,079,169 issued and 7,001,369 outstanding, respectively	70,792	70,792
Additional paid-in capital	25,562,823	25,502,717
Accumulated deficit	(8,052,645)	(7,034,799)
Treasury stock, 77,800 shares	(412,424)	(412,424)

Stockholders’ equity	17,168,546	18,126,286

Total liabilities and Stockholders’ equity	$19,227,979	$20,458,155

MISONIX, INC. And Subsidiaries
Consolidated Statements of Operations
Unaudited

	Three Months Ended
	Septtember 30,
	2010	2009
Net sales	$3,257,988	$2,631,017

Cost of goods sold	1,620,703	1,621,893

Gross profit	1,637,285	1,009,124

Selling expenses	965,007	919,607
General and administrative expenses	1,217,805	1,312,680
Research and development expenses	460,494	422,469

Total operating expenses	2,643,306	2,654,756

Operating loss from continuing operations	(1,006,021)	(1,645,632)

Total other income	201,590	152,724

Loss from continuing operations before income taxes	(804,431)	(1,492,908)

Income tax (benefit)	38,100	(245,764)

Net loss from continuing operations	(842,531)	(1,247,144)

Discontinued operations:
Net (loss) income from discontinued operations, net of income tax expense of $0,and $470,397	(175,315)	527,493
Net loss from sale of discontinued operations, net of income tax expense of $0 and $957,937	—	(195,716)
Noncontrolling interest in discontinued operations net of income taxes	—	20,255

Net (loss) income from discontinued operations	(175,315)	352,032

Net loss attributable to Misonix, Inc. shareholders	($1,017,846)	($895,112)

Net loss per share from continuing operations attributable to Misonix, Inc. shareholders-Basic	($0.12)	($0.18)
Net (loss) income per share from discontinued operations-Basic	(0.03)	0.05
Net loss per share attributable to Misonix, Inc. shareholders-Basic	($0.15)	($0.13)

Net loss per share from continuing operations attributable to Misonix, Inc. shareholders-Diluted	($0.12)	($0.18)
Net (loss) income per share from discontinued operations-Diluted	(0.03)	0.05
Net loss per share attributable to Misonix, Inc. shareholders-Diluted	($0.15)	($0.13)

Weighted average common shares-basic	7,001,369	7,001,369

Weighted average common shares-diluted	7,001,369	7,001,369

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